Exhibit 99.1
AEROPOSTALE REPORTS RECORD RESULTS FOR FOURTH QUARTER AND FISCAL 2006
Provides First Quarter and Full Year 2007 Guidance
Increases Share Repurchase Program
New York, New York, March 15, 2007 — Aeropostale, Inc. (NYSE: ARO), a mall-based specialty retailer of active and casual apparel for young men and women, today reported results for the fourth quarter (fourth quarter of fiscal 2006 consisted of 14 weeks compared to fourth quarter of fiscal 2005 which consisted of 13 weeks) and fiscal year ended February 3, 2007 (fiscal 2006 consisted of 53 weeks compared to fiscal 2005 which consisted of 52 weeks).
Julian R. Geiger, Chairman and Chief Executive Officer said, “The past year was one of significant accomplishment and growth for Aeropostale. We are pleased that we executed our strategic initiatives, consistently and well. We regained balance in our merchandise assortment, delivered excitement with our brand building initiatives and improved our planning processes. As a result, we achieved double-digit annual sales growth and earnings per share growth in excess of 25% over the previous year. We ended the year with strong momentum and we believe that the Aeropostale brand is recognized, respected and effectively positioned for a strong 2007.”
Fourth Quarter Performance:
Net income for the fourth quarter of fiscal 2006 was $57.3 million, or $1.08 per diluted share, which includes pre-tax $7.4 million (net of professional fees), or $0.08 per diluted share, representing concessions, primarily by South Bay Apparel Inc., to the Company for prior purchases of merchandise. Excluding this vendor concessions, the Company achieved net earnings of $1.00 per diluted share, representing an increase of approximately 31.6%, when compared to $0.76 per diluted share in the fourth quarter of fiscal 2005. The results for the fourth quarter also included a $0.01 per diluted share charge related to the expensing of stock options. In addition, these results included net losses from the Company’s Jimmy’Z subsidiary of $0.04 per diluted share for the fourth quarter of fiscal 2006 and $0.03 per diluted share for the fourth quarter of fiscal 2005.
As previously announced, total sales for the fourth quarter of fiscal 2006 increased 16.5% to $506.8 million, from $435.2 million for the fourth quarter of fiscal 2005. Same store sales for the fourth quarter increased 2.2%, compared to the corresponding 14-week period last year.
Full Fiscal Year Performance:
Net income for fiscal 2006 was $106.6 million, or $1.98 per diluted share, which includes pre-tax $7.4 million (net of professional fees), or $0.08 per diluted share, from the above mentioned vendor concessions. This net income also included pre-tax $2.1 million of other income, or $0.02 per diluted share, in connection with the resolution of a dispute with a vendor regarding the enforcement of the

Company’s intellectual property rights. Excluding these vendor concessions and other income, the Company achieved net earnings of $1.88 per diluted share, representing an increase of 25.3%, when compared to net earnings of $1.50 per diluted share in fiscal 2005. The results for fiscal 2006 also included a $0.04 per diluted share charge related to the expensing of stock options. In addition, results included net losses from the Company’s Jimmy’Z subsidiary of $0.12 per diluted share for fiscal 2006 and $0.08 for the fiscal 2005.
As previously announced, total net sales for fiscal 2006 increased 17.4% to $1.413 billion, from $1.204 billion for fiscal 2005. Same store sales for fiscal 2006 increased 2.0%, compared to the corresponding 53-week period last year.
The Company maintains no debt and ended fiscal 2006 with $276.3 million in cash and cash-equivalents, together with short-term investments.
The Company believes that the disclosure of diluted earnings per share, excluding the other income described above, which is a non-GAAP financial measure, provides investors useful information to help them better understand the Company’s results (see Exhibit D).
Share Repurchase Program
The Company announced that its board of directors approved an increase to its share repurchase program to acquire an additional $100.0 million of its common stock. This increased the total repurchase program to $350.0 million.
During the fourth quarter of fiscal 2006, the Company purchased approximately $35.4 million or 1.0 million shares of its common stock. During fiscal 2006, the Company purchased approximately $91.4 million or 3.1 million shares of stock. The Company currently has approximately $150.0 million remaining under the program, including the additional $100 million of approved availability discussed above.
Store Growth and Capital Spending
During the fourth quarter of fiscal 2006 the Company opened 4 Aeropostale stores, ending the year with 728 Aeropostale stores in 47 states and 14 Jimmy’Z stores in 11 states. The Company intends to open approximately 85 Aeropostale stores, including its first 10 stores in Canada, during fiscal 2007.
The Company is planning to invest approximately $85.0 million in capital expenditures for fiscal 2007 to open the 85 additional Aeropostale stores under a new store format, remodel certain existing stores under a new store format, open a west coast distribution center and make certain information technology investments.
First Quarter And Full Year Guidance
For the first quarter of fiscal 2007, the Company expects net earnings in the range of $0.19 to $0.21 per diluted share. This compares to earnings of $0.15 per diluted share in the first quarter of fiscal 2006. For the full year, the Company expects to achieve earnings per diluted share growth of approximately 20%.

Mr. Geiger concluded, “We are excited about the growth opportunities that we have in 2007, including our initial penetration of the Canadian market. It is our goal to maintain the balance in our merchandise assortment and invest in appropriate infrastructure to support our expanding business. We anticipate that we will be able to further build on the momentum in our business while continuing to deliver long-term shareholder value.”
Conference Call Information:
The Company will be holding a conference call today at 4:15 P.M. EST to review its fourth quarter and full fiscal 2006 financial results. The broadcast will be available through the ‘Investor Relations’ link at www.aeropostale.com and at www.fulldisclosure.com. To listen to the broadcast your computer must have Windows Media Player installed. If you do not have Windows Media Player go to the latter site prior to the call, where you can download the software for free.
About Aeropostale, Inc.
Aeropostale, Inc. is a mall-based, specialty retailer of casual apparel and accessories, principally targeting 14 to 17 year-old young women and men. The Company provides customers with a focused selection of high-quality, active-oriented, fashion and fashion basic merchandise at compelling values. Aeropostale maintains control over its proprietary brands by designing, sourcing, marketing and selling all of its own merchandise. Aeropostale products are currently purchased only in its stores, on-line through its e-commerce website (www.aeropostale.com) or at organized sales events at college campuses.
The Company currently operates 729 Aeropostale stores in 47 states and 14 Jimmy’Z stores in 11 states.
SPECIAL NOTE: THIS PRESS RELEASE AND ORAL STATEMENTS MADE FROM TIME TO TIME BY REPRESENTATIVES OF THE COMPANY CONTAIN CERTAIN “FORWARD-LOOKING STATEMENTS” CONCERNING EXPECTATIONS FOR SALES, STORE OPENINGS, GROSS MARGINS, EXPENSES, STRATEGIC DIRECTION AND EARNINGS. ACTUAL RESULTS MIGHT DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO MATERIALLY DIFFER INCLUDE, CHANGES IN THE COMPETITIVE MARKETPLACE, INCLUDING THE INTRODUCTION OF NEW PRODUCTS OR PRICING CHANGES BY OUR COMPETITORS, CHANGES IN THE ECONOMY AND OTHER EVENTS LEADING TO A REDUCTION IN DISCRETIONARY CONSUMER SPENDING; SEASONALITY; RISKS ASSOCIATED WITH CHANGES IN SOCIAL, POLITICAL, ECONOMIC AND OTHER CONDITIONS AND THE POSSIBLE ADVERSE IMPACT OF CHANGES IN IMPORT RESTRICTIONS; RISKS ASSOCIATED WITH UNCERTAINTY RELATING TO THE COMPANY’S ABILITY TO IMPLEMENT ITS GROWTH STRATEGIES, AS WELL AS THE OTHER RISK FACTORS SET FORTH IN THE COMPANY’S FORM 10-K AND QUARTERLY REPORTS ON FORM 10-Q, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENT EVENTS OR CIRCUMSTANCES.

     EXHIBIT A
AÉROPOSTALE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	February 3,	January 28,
	2007	2006
ASSETS
Current Assets:
Cash and cash equivalents	$200,063	$205,235
Short-term investments	76,223	20,037
Merchandise inventory	101,476	91,908
Other current assets	21,030	22,159

Total current assets	398,792	339,339

Fixtures, equipment and improvements, net	175,592	160,229

Other assets	6,779	4,383

TOTAL ASSETS	$581,163	$503,951

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$63,918	$57,165
Accrued expenses	100,879	69,188

Total current liabilities	164,797	126,353

Other non-current liabilities	104,250	92,808

Stockholders’ equity	312,116	284,790

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$581,163	$503,951

     EXHIBIT B
AÉROPOSTALE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND
SELECTED STORE DATA
(in thousands, except per share and store data)

	14 weeks ended		13 weeks ended
	February 3, 2007		January 28, 2006
		% of sales		% of sales
Net sales	$506,837	100.0%	$435,246	100.0%
Cost of sales (including certain buying, occupancy and warehousing expenses) (1)	318,073	62.8	289,288	66.5

Gross profit (1)	188,764	37.2	145,958	33.5
Selling, general and administrative expenses	97,409	19.2	77,589	17.8

Income from operations	91,355	18.0	68,369	15.7
Interest income, net	2,564	0.5	1,308	0.3

Income before income taxes	93,919	18.5	69,677	16.0
Income taxes	36,628	7.2	27,871	6.4

Net income	$57,291	11.3%	$41,806	9.6%

Basic earnings per share	$1.09		$0.77

Diluted earnings per share	$1.08		$0.76

Weighted average basic shares	52,431		54,247
Weighted average diluted shares	52,862		55,095
STORE DATA:
Comparable store sales increase	2.2%		10.3%
Stores open at end of period	742		671
Average square footage	2,626,732		2,387,478
(1) Amounts for the 14 week quarter ended February 3, 2007 were favorably impacted by vendor concessions, primarily from an agreement with South Bay Apparel, of $7.4 million ($4.5 million, after tax, or 0.08 per diluted share), or 1.5% of sales.

     EXHIBIT C
AÉROPOSTALE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND
SELECTED STORE DATA
(in thousands, except per share and store data)

	53 weeks ended		52 weeks ended
	February 3, 2007		January 28, 2006
		% of sales		% of sales
Net sales	$1,413,208	100.0%	$1,204,347	100.0%
Cost of sales (including certain buying, occupancy and warehousing expenses) (1)	957,791	67.8	841,872	69.9

Gross profit (1)	455,417	32.2	362,475	30.1
Selling, general and administrative expenses	289,736	20.5	227,044	18.9
Other income	2,085	0.2	—	—

Income from operations	167,766	11.9	135,431	11.2
Interest income, net	7,064	0.5	3,670	0.3

Income before income taxes	174,830	12.4	139,101	11.5
Income taxes	68,183	4.9	55,147	4.5

Net income	$106,647	7.5%	$83,954	7.0%

Basic earnings per share	$2.00		$1.53

Diluted earnings per share	$1.98		$1.50

Weighted average basic shares	53,285		54,994
Weighted average diluted shares	53,758		55,937
STORE DATA:
Comparable store sales increase	2.0%		3.5%
Average square footage	2,552,633		2,233,786
(1) Amounts for the 53 week fiscal year ended February 3, 2007 were favorably impacted by vendor concessions, primarily from an agreement with South Bay Apparel, of $7.4 million ($4.5 million, after tax, or 0.08 per diluted share), or 0.5% of sales.

     EXHIBIT D
AÉROPOSTALE, INC.
RECONCILIATION OF NET INCOME AND DILUTED NET INCOME PER SHARE
(in thousands, except per share data)

	14 weeks ended		53 weeks ended
	February 3, 2007
	Net income	Per diluted share	Net income	Per diluted share
As reported	$57,291	$1.08	$106,647	$1.98
Vendor concessions*	4,507	0.08	4,507	0.08
Other income*	—	—	1,272	0.02

Excluding above income items.	$52,784	$1.00	$100,868	$1.88

Jimmy’Z subsidiary net losses	$2,083	$0.04	$6,716	$0.12

Stock option expense	$589	$0.01	$2,241	$0.04

*See the above press release for a further description.